ROCKY MOUNTAIN HIGH BRANDS, INC.

CONSULTING AGREEMENT

EAGLE PROCESSING & DISTRIBUTION, INC.

THIS CONSULTANT AGREEMENT (“Agreement”) entered into effective April 7, 2020, between Rocky Mountain High Brands, Inc., together with all its subsidiaries (hereinafter collectively “RMHB” or ''Company'') and Eagle Processing & Distribution, Inc. (hereinafter the "Consultant").

1.	Term of Agreement.

(a)	The term of this Agreement is three (3) years, commencing April 7, 2020. The parties hereto will, prior to the expiration of said term, meet to determine if the parties desire to extend the term or enter into a new agreement.

2.	Duties.

(a)	General Duties. The Consultant shall consult with the Company and its subsidiaries on all matters relating to the Company's business operations and sales strategy or any other business matters related thereto. The Consultant shall be responsible for and assume all operations of the Company, to be performed on a best effort's basis, including but not limited to:
1.	Financing or assisting in arranging for financing for all production, purchase orders and inventory for the Company.
2.	Transfer from the Company to Consultant all contractors and two employees of the Company, to be paid by Consultant.
3.	Sales, distribution, and ensure that revenue recognition rules are followed so that the maximum amount of revenue on all transactions flow through the Company.
4.	Marketing, social media, website maintenance, and Amazon site maintenance.
5.	Logistics and order fulfillment.
6.	Production of all Company products.
7.	Inventory management and coordination, including costing, safeguarding, determination of reorder levels, storage, inbound and outbound freight coordination, relationships with shipping and freight vendors (e.g. UPS, FedEx), and weekly reporting of inventory levels and inbound/outbound inventory to accounting.
8.	Customer service including all website, Amazon, email and telephone inquiries made to the Company.
9.	Risk management, including but not limited to, maintenance of all records that ensure that the Company is in compliance with DEA and FDA regulations, merchant services agreements, and insurance policies specific to Consultant's duties. This includes the maintenance of Certificates of Analysis and production samples in accordance with Company policy.

10.   G & A shortfall financing, or assisting in arranging of the financing, of the Company.

(b)	Devotion of Time. The Consultant shall devote such business time and energy as is reasonably necessary to the fulfillment of its duties under this Agreement.

Rocky Mountain High Brands, Inc.

Consulting Agreement

Eagle Production & Distribution

April,2020

3.	Compensation.
(a)	Consultant shall be compensated as follows:
i.	For the first eight (8) months of the Agreement, 50,000,000 shares of Rule 144 common stock of the Company, to be delivered in fifty individual share certificates of 1,000,000 shares, all in the name of Consultant.
ii.	The compensation for the remainder of the Term shall be negotiated prior to the end of the above eight months.

4.	Nondisclosure of Confidential Information.

(a)	The Consultant acknowledges that during its association with the Company it has learned and will learn and has had access and will have access to confidential information regarding RMHB and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, recipes, agreements or other material relating to the business, services or activities of RMHB and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of RMHB or its affiliates (collectively referred to as "Confidential Information"). The Consultant acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.

(b)	All records, files, materials and Confidential Information obtained by the Consultant during its association with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Consultant will not, except in connection with and as required by its performance of its duties under this Agreement, for any reason use for its own benefit or the benefit of any person or entity with which it may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company's Board.

5. Consultant's Representations.

Consultant represents that it is not a party to any agreements or contracts, or employment agreements, or anything of similar nature, whether written or otherwise, including but not limited to non-competition agreements or non-disclosure agreements, with any person, company or entity of any nature whatsoever, which relate to or which in any way or manner prevents it from performing the duties contemplated by this Agreement Consultant further warrants that by entering into this Agreement it will not be breaching any fiduciary duty, usurping any corporate opportunity or other opportunity of any nature, which is owed to any entity or person.

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Rocky Mountain High Brands, Inc.

Consulting Agreement

Eagle Production & Distribution

April,2020

6.	Assignability.

The Consultant's obligations herein, or portions thereof, may be assigned by the Consultant with written agreements detailing such assignment or partial assignment, not to be effective until such is signed by both parties hereto..

7.	Acknowledgment of SEC Disclosure Obligations.

Consultant acknowledges that, as result of receiving the shares of common stock of the Company to be issued as compensation under this Agreement, the Consultant may incur the obligation to make certain disclosures to be filed with the SEC pursuant to applicable laws. In addition, Consultant acknowledges that, pursuant to applicable securities laws and regulations, the content of this Agreement, the Consultant's stock ownership of the Company, and certain other information may be subject to required public disclosure by the Company in filings to be made with the SEC.

8.	Notices and Addresses.

All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by eJectronic mail, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:	Rocky Mountain High Brands, Inc.
9101 LBJ Freeway, Suite 200
Dallas, TX 75243

To the Consultant:	Eagle Processing & Distribution, Inc.

P.O. Box 822232

Dallas TX 75382

Or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

9.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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Rocky Mountain High Brands, Inc.

Consulting Agreement

Eagle Production & Distribution

April,2020

10.	Governing Law.

This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Texas without regard to choice of law considerations, and sole and exclusive venue and jurisdiction shall be in the Courts of Dallas County, Texas.

11.	Entire Agreement.

This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, save and except for any prior signed non-disclosure agreements. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

IN WITNESS WHEREOF, RMHB and Consultant have executed this Agreement as of the date and year first above written.

Rocky Mountain High Brands, Inc.

By:	/s/ Michael R. Welch	4/8/2020
Date
Michael Welch
President and CEO

Consultant:

Eagle Processing & Distribution, Inc.

By:	/s/ Brice Wunsch	4/7/2020
	Brice Wunsch	Date
President

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